Exhibit 10.2
October 27, 2010
Peter J. McNierney
Gleacher & Company, Inc.
Dear Peter:
     As you know, Gleacher & Company, Inc. (the “Company”) is implementing changes to its senior management team as part of its succession plan. As a result, effective October 27, 2010, you will be the interim Chief Executive Officer of the Company, in addition to the President and Chief Operating Officer.
     In connection with these changes and subject to the achievement of the pre-established Company performance goal approved by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors on March 11, 2010 in connection with the establishment of the annual incentive award opportunities under the Company’s 2007 Incentive Compensation Plan (the “Plan”) intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) for the 2010 performance year measured through December 31, 2010, as certified by the Committee consistent with the requirements of Section 162(m), you will receive a cash award of $1.875 million pursuant to the Plan (the “Annual Bonus”), to be paid (less applicable tax withholding) at such time as annual cash bonuses are paid to other executive officers of the Company (on or about February 15, 2011 and in no event later than March 15, 2011); provided, however, that the amount of such Annual Bonus will not exceed (i) the applicable percentage of the Company’s net revenues for 2010 as approved by the Committee, or (ii) the applicable limitations set forth in Section 5.2 of the Plan.
     This letter will be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. Any controversy or dispute regarding the interpretation, construction or enforcement of this letter agreement shall be subject to and resolved by binding arbitration in New York, New York, in accordance with the applicable rules then in effect of the American Arbitration Association. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.
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     Please sign this letter and return it to the Company’s General Counsel, Patricia Arciero-Craig.

Very truly yours,

Gleacher & Company, Inc.

By:	/s/ Robert A. Gerard
Name:	Robert A. Gerard
Title:	Director, Chair of the Executive Compensation Committee of the Board
Accepted and agreed as of
October 27, 2010:

/s/ Peter J. McNierney Peter J. McNierney